Exhibit 2

POWER OF ATTORNEY

      The undersigned hereby appoints Elizabeth Z. Chace as his true and lawful agent to act in his name, place or stead to execute and file with the Securities and Exchange Commission a Schedule 13D or Schedule 13G under the Securities Exchange Act of 1934 (including any and all amendments thereto) reporting his interest in shares of common stock of Bancorp Rhode Island, Inc. together with the other information required thereby and a Joint Filing Agreement in connection therewith.

      THIS POWER OF ATTORNEY SHALL NOT BE AFFECTED BY SUBSEQUENT DISABILITY OR INCOMPETENCE.

      IN WITNESS WHEREOF, the undersigned has hereunto set his hand and seal this 11th day of JULY, 2011.

/s/ Christian Nolen
Christian Nolen